UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 6, 2009
Amarillo Biosciences, Inc.
(Exact Name of registrant as specified in its charter)

Texas0-20791 75-1974352	0-20791	75-1974352
(State or other jurisdiction(Commission (IRS Employer	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)File Number) Identification No.)

4134 Business Park Drive, Amarillo, Texas 79110-4225
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (806) 376-1741

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On February 6, 2009, the Company entered into a License and Supply Agreement (“Agreement”) with Cyto Biotech, Inc., a corporation organized under the laws of Taiwan.  Under the terms of the Agreement, Cyto Biotech or its affiliates will conduct clinical trials and seek to obtain regulatory approvals of certain products used to treat human an animal clinical indications, within the territories of Australia, Brunei, Cambodia, East Timor, Hong Kong, Indonesia, Korea, Laos, Mongolia, Myanmar, India, Pakistan, Philippines, Singapore, Thailand and Vietnam; and (subject to certain existing license and supply agreements) in China, Taiwan and Malaysia.  Under the Agreement, an initial license fee was paid by Cyto Biotech to the Company when the Agreement became effective, and Cyto Biotech purchased, via a private placement, 3,000,000 shares of Common Stock from the Company, at a price of $0.10 per share, for an investment of $300,000.00.  The stock purchase was consummated on February 13, 2009.  See item 3.02 below, “Unregistered Sales of Equity Securities”, for additional information on such private placement.  The Agreement also provides for payments by Cyto Biotech to the Company for supply of product and for a royalty on sales.  The Agreement is attached hereto as an exhibit.

Item 3.02	Unregistered Sales of Equity Securities.

On February 13, 2009, the Company privately placed to Cyto Biotech, Inc. 3,000,000 shares of its voting Common Stock, along with three-year Warrants to acquire an additional 3,000,000 shares of the Company’s voting Common Stock.

The Common Stock which was purchased was sold for $300,000.00 cash, and no commissions were paid with respect to such sale.  The Company granted Warrants to purchase an additional 3,000,000 shares of its Common Stock at $0.20 per share, and such Warrants are exercisable over a three-year period.  The issuance of the shares and Warrants is exempt from registration pursuant to Sections 4(2) and 4(6) of the Securities Act of 1933, and pursuant to Rule 506 promulgated under Section 4(2) of the Securities Act of 1933.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Item 9.01                      Exhibits.

10.62	License and Supply Agreement dated February 6, 2009, between the Company and Cyto Biotech, Inc.

DATE:        February 26, 2009  .

AMARILLO BIOSCIENCES, INC.

By:              /s/ Joseph M. Cummins
Joseph M. Cummins, Chairman of the Board, President, and Chief Executive Officer